Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form F-1 Amendment No. 3, of Roma Green Finance Limited (the “Company”) of our report dated August 23, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of March 31, 2022 and 2023, and for each of the two years in the period ended March 31, 2023, which appear in such Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
November 24, 2023